Exhibit 10.1

LIQUIDITY SERVICES, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), with an effective date of February 23, 2012 (the “Effective Date”), is by and between Liquidity Services, Inc., a Delaware corporation (“LSI” or the “Company”), and James M. Rallo (the “Executive”).

1.    Employment Agreement.    On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization are defined in Section 10.12 below.

2.    Term.    The term of employment under this Agreement (the “Employment Period”) shall commence on the Effective Date and continue for an initial term (the “Initial Term”) extending through February 20, 2013, and for automatic and successive renewal terms of one (1) year each (each, a “Renewal Term”), unless either the Company or Executive elects not to extend the term beyond the Initial Term or any Renewal Term and gives to the other party hereto written notice of such election at least thirty (30) days prior to the end of the Initial Term or Renewal Term, as applicable, in accordance with Section 7.2 hereof.

3.    Position and Duties.    The Executive shall serve in the position and with the duties and title set forth in Schedule 1 attached hereto during the Employment Period. In such capacity, the Executive shall have the normal duties, responsibilities, and authority of such position, subject to the power of the Executive’s “Reporting Officer” as designated in Schedule 1, the Company’s Chairman of the Board of Directors (the “Board”) or the Board to reasonably expand or limit such duties, responsibilities and authority. The Executive shall report to the Reporting Officer designated in Schedule 1. The Executive shall devote the Executive’s best efforts and full business time and attention to the business and affairs of the Company; provided, however, that Executive may, to the extent such participation or service does not materially interfere with the performance of the obligations described in this Agreement, (i) participate in charitable, civic, political, social, trade, or other non-profit organizations and (ii) with the consent of the Board, serve as a non-management director of business corporations (or in a like capacity in other for-profit organizations).

4.    Place of Performance.    In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company, except as otherwise agreed by the Executive and the Company and except for reasonable travel on Company business.

5.    Compensation.

5.1.    Base Salary.    During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”), which initially shall be at the rate per year as set forth in Schedule 1. The Executive will be entitled to annual increases in Base Salary, at the discretion of the Reporting Officer or the Board. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures. The Base Salary may be increased at any time or from time to time, but it may not be decreased without the consent of the Executive.

5.2    Bonus.    The Executive shall be eligible for a performance bonus as set forth in Schedule 1.

5.3    Benefits.    During the Employment Period, the Executive will be entitled to receive such other benefits approved by the Reporting Officer and made available to similarly situated senior executives of the Company, including health insurance, disability insurance, and 401-K benefits. At all times the Company agrees to maintain Director’s and Officer’s Liability coverage for the Executive. Nothing contained in this Agreement shall prevent the Company from changing insurance carriers.

5.4    Employee Leave.    The Executive shall be entitled to all public holidays observed by the Company, a total of 26 days of Paid Time Off (PTO) in accordance with the applicable leave policies of the Company, which shall be taken at a reasonable time or times.

6.    Expenses.    The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses incurred in the performance of his duties. Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account of such expenses and appropriate receipts.

7.    Termination of Employment.

7.1.    Termination.    The Executive’s employment by the Company during the Employment Period will continue until Executive’s death, Disability, resignation or until Executive’s termination by the Board at any time.

7.2.    Notice of Termination.    Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) and any election by the Company or the Executive not to extend the term of this Agreement in accordance with Section 2 hereof shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10.1 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean, (i) if not delivered in connection with an election not to extend the term of this Agreement, a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (ii) if delivered in connection with an election not to extend the term of this Agreement, a notice which shall indicate that the Company or the executive, as applicable, does not elect to extend the term of the Agreement. Termination of the Executive’s employment shall take effect on the Date of Termination.

8.    Compensation Upon Termination.

8.1.    Death.    If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s full Base Salary through the next full calendar month following the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6. The payments contemplated by this Section 8.1 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive or his or her estate under this Agreement.

8.2.    Disability.    If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability, the Company shall pay the Executive the Executive’s full Base Salary through the third full calendar month following the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6. The payments contemplated by this Section 8.2 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, however, that the Base Salary shall be reduced by the amount of any disability benefit payments made to the Executive during a period of Disability from any insurance or other policies provided by the Company.

8.3.    By the Company with Cause, by the Executive without Good Reason or if the Executive Elects not to Extend the Term of this Agreement.    If (i) the Company terminates the Executive’s employment during the Employment Period for Cause,(ii) the Executive voluntarily terminates the Executive’s employment during the Employment Period other than for Good Reason or (iii) the Executive elects not to extend the term of this Agreement in accordance with Section 2, the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6. The payments contemplated by this Section 8.3 shall be paid at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

8.4.    By the Company without Cause, by the Executive for Good Reason or if the Company Elects not to Extend the Term of this Agreement.    If (i) the Company terminates the Executive’s employment during the Employment Period other than for Cause, Death, or Disability,(ii) the Executive terminates his employment during the Employment Period for Good Reason or (iii) the Company elects not to extend the term of this Agreement in accordance with Section 2, and Section 8.5 is not applicable, the Company shall pay the Executive: (A) the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.2 and expenses pursuant to Section 6; and (B) a lump-sum severance package equal to twelve months of the sum of (x) the Executive’s Base Salary plus (y) an amount equal to the average annual bonus earned by the Executive for the previous two fiscal years (together, the “Severance Payment”). The Severance Payment under this Section 8.4 shall be payable to the Executive within 30 days of the Notice of Termination. Notwithstanding anything in this Agreement to the contrary, if the Executive and the Company agree in writing that the term of this Agreement shall not be extended in accordance with Section 2, the Company shall not pay the Executive the Severance Payment.

8.5    By the Company without Cause or by the Executive for Good Reason Following a Corporate Transaction.    If any of the following actions occur during the twelve months after a Corporate Transaction: (i) the Company terminates the Executive’s employment during the Employment Period other than for Cause, Death, or Disability; (ii) the Executive terminates his employment during the Employment Period for Good Reason or (iii) the Company elects not to extend the term of this Agreement in accordance with Section 2, the Company shall pay the Executive: (A) the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.2 and expenses pursuant to Section 6; and (B) a lump-sum severance package equal to twenty-four months of the sum of (x) the Executive’s then current Base Salary plus (y) an amount equal to the average annual bonus earned by the Executive for the previous two fiscal years (together, the “Corporate Transaction Severance Payment”). The Corporate Transaction Severance Payment under this Section 8.5 shall be payable to the Executive within 30 days of the Notice of Termination.  Notwithstanding anything in this Agreement to the contrary, if the Executive and the Company agree in writing that the term of this Agreement shall not be extended in accordance with Section 2, the Company shall not pay the Executive the Corporate Transaction Severance Payment. By way of illustrative example, in the event a Corporate Transaction Severance Payment were to become payable pursuant to this Section 8.5, if the Executive’s then current Base Salary were $311,456, and the Executive’s annual bonus during the prior two fiscal years was $319,109 and $225,744, respectively, then the Corporate Transaction Severance Payment would be equal to the sum of (A) (2*$311,456) and (B) ($319,109+$225,744) or $1,167,765.

8.6    Code Section 409A Matters.  Anything in this Agreement to the contrary notwithstanding, if (A) on the date of Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) with the Company, Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (B) as a result of such separation from service, Executive would receive any payment under this Agreement that, absent the application of this Section 8.5, would be subject to the additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six months after the Executive’s separation from service, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such additional tax. Any payments which are required to be delayed as a result of this Section 8.6 shall be accumulated and paid as a lump-sum on the earliest possible date determined in accordance the preceding sentence.

8.7    Release of Claims.  The severance payments to the Executive payable pursuant to Sections 8.3, 8.4 and 8.5 are subject to the Executive executing (and not revoking) the Company’s standard release of claims within 21 days following the Date of Termination.

9.    Other Agreements.    The Executive has previously executed the Employee Agreement attached hereto as Exhibit A (the “Employee Agreement”), the terms and conditions of which are specifically incorporated herein by reference.

10.    Miscellaneous.

10.1.    Notices.    All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

10.1.1. If to the Company:

Liquidity Services, Inc.
1920 L Street, NW 6th Floor

Washington, DC 20036

ATTN: William P. Angrick, III, Chairman and CEO

Fax: (202) 467-4030
Phone: (202) 467-6868

10.1.2. If to the Executive:

at the address set forth in Schedule 1.

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back, the confirmation (if telecopy) or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

10.2.    Representations.    Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Executive represents that performance of all the terms of this Agreement and the Employee Agreement will not breach any non-compete or similar agreement. Employee has not entered into, and Employee agrees not to enter into, any oral or written agreement in conflict herewith.

10.3.    Severability.    The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

10.4.    Survival.    It is the express intention and agreement of the parties hereto that the provisions of Section 8 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

10.5.    Assignment.    The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable to any Affiliate of the Company or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.

10.6.    Binding Effect.    Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

10.7.    Amendment; Waiver.    This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto; provided, that the parties may amend Schedule 1 hereto by executing and delivering a revised version of Schedule 1 and attaching such revised version to this Agreement. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

10.8.    Headings.    Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

10.9.    Governing Law.    This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the District of Columbia not including the choice of law rules thereof.

10.10.    Entire Agreement.    This Agreement, including Schedule 1 hereto and the Employee Agreement, constitute the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein.

10.11    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

10.12.    Definitions.

“Affiliate” means as to a specified Person any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Agreement” means this Executive Employment Agreement.

“Base Salary” is defined in Section 5.1 above.

“Beneficial Owner” means a beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Cause” means (i) the commission of a felony or a crime involving moral turpitude (specifically excluding felonies or crimes under any applicable state or federal vehicle code) or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, or (ii) recurring violations of material Company rules, regulations policies or any material provisions of this Agreement (which are not inconsistent with or in violation of any of the provisions of this Agreement) after written notice to Executive from the Company specifically enumerating all of the facts and circumstances constituting the violation, the conduct or action which can be taken by Executive to cure the violation, and a reasonable opportunity for Executive to take corrective action, or (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries.

“Company” means Liquidity Services, Inc. and its successors and assigns.

“Corporate Transaction” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of stock of the Company.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination; (iii) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date specified in the Notice of Termination; (iv) if the Executive or the Company elect not to extend the term of this Agreement in accordance with Section 2, the day after the last day of the Employment Period or (v) if the Executive’s employment is terminated during the Employment Period other than pursuant to Section 7.1, the date on which Notice of Termination is given.

“Disability” means the Executive’s inability to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, as determined by a competent medical doctor appointed by the Reporting Officer after a complete and thorough medical examination and evaluation, which inability shall continue for more than three consecutive months or for such shorter periods that when aggregated exceed six (6) months in any twelve (12) month period.

“Effective Date” means the date as of which this Agreement is executed as set out above.

“Employee Agreement” is defined in Section 9 above.

“Employment Period” is defined in Section 2 above.

“Good Reason” means (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement (including the provisions of Schedule 1) or the Employee Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; or (ii) a material reduction in the scope of the Executive’s responsibilities and duties without the written consent of Executive; or (iii) any change to the job title given to Executive without his written consent; (iv) any reduction in Base Salary or any other benefits provided to Executive hereunder; or (v) any constructive termination of Executive; or (vi) any request, instruction, directive or order, whether direct or indirect, to Executive by the Board, the Company or any executive officer of the Company to perform any act which is unlawful.

“Notice of Termination” is defined in Section 7.2 above.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Severance Payments” is defined in Section 8.4 above.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

LIQUIDITY SERVICES, INC.

By:
/s/ William P. Angrick, III
William P. Angrick, III
Chairman and CEO

EXECUTIVE:

/s/ James M. Rallo
James M. Rallo

SCHEDULE 1

CERTAIN TERMS OF EMPLOYMENT

All capitalized but undefined terms in this Schedule shall have the meaning ascribed to them in the Agreement.

Name: James M. Rallo

Position/Title: Chief Financial Officer and Treasurer

Duties: The Chief Financial Officer and Treasurer (“CFO”) position will be responsible for supervising and managing LSI’s financial, accounting, treasury, tax and investor relations activities. Specific CFO responsibilities are summarized below.

A.                                    Manage all internal financial reporting on a divisional and consolidated basis, including the preparation and review of monthly, quarterly and annual financial statements with LSI senior management and stakeholders

B.                                    Manage the internal budgeting and planning process, including the maintenance of a rolling three-year Company budget on a divisional and consolidated basis

C.                                    Manage and review actual versus budgeted performance and key performance indicators on a monthly, quarterly and annual basis with senior management and the Company’s Board as appropriate

D.                                    Perform operationally focused financial reviews and analysis to identify areas for improvement

E.                                     Interface with the Company’s audit committee as necessary regarding financial matters

F.                                      Lead and oversee the Company’s relationship with its independent auditor, currently Ernst & Young, LLP

G.                                    Lead and manage the documentation of all internal controls, systems and processes related to financial, accounting, treasury, tax and investor relations activities

H.                                   Lead the development of business monitors, controls and documentation to ensure the Company becomes compliant, and maintains compliance, with the Sarbanes-Oxley Act requirements

I.                                        Oversee the Company’s capital raising activities, including the development of financial models, related descriptive memoranda and communication with interested parties, including investors and analysts

J.                                       Develop and maintain productive relationships with Company’s financial institutions partners and key suppliers

K.                                   Support the evaluation, due diligence, closing and integration process for Company acquisitions, if any

L.                                     Lead and maintain financial discipline across LSI through cost analysis, expense controls and risk management techniques

Reporting Officer: Chairman and CEO

Base Salary: $311,456 per annum (current base)

Bonus: Executive shall be eligible for an annual incentive bonus on the Anniversary of the Effective Date under a sliding scale as approved by the Reporting Officer that is equal to 60% of his Base Salary based upon the achievement of certain deliverables or goals as agreed to by the Executive and the Reporting Officer. These deliverables or goals will be agreed upon and approved by the Board’s Compensation Committee prior to the start of each annual period.  Such annual bonus shall be at least $50,000.

Notice Address:

Current:

James M. Rallo
10104 Flower Gate Terrace

Potomac, MD 20854

COMPANY:	EXECUTIVE:

/s/ William P. Angrick, III	/s/ James M. Rallo
William P. Angrick, III	James M. Rallo
Chairman and CEO